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                                                                      EXHIBIT 21



                        SUBSIDIARIES OF THE REGISTRANT


GPC Inc. of Louisiana-incorporated in the state of Nevada
Goodrich Petroleum Company of Louisiana-incorporated in state of Nevada
  Subsidiaries of Goodrich Petroleum Company of Louisiana
    Drilling & Workover Company, Inc.-incorporated in state of Louisiana LECE, Inc.-incorporated in the state of Texas
    National Market Company-incorporated in state of Delaware
    Pecos Pipeline & Producing Company-incorporated in the state of Texas